Exhibit 5.1

Hogan Lovells US LLP 8350 Broad St. 17th Floor Tysons, VA 22102 T +1 703 610 6100 F +1 703 610 6200 www.hoganlovells.com
March 18, 2024
Board of Directors
National CineMedia, Inc.
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80112

To the addressee referred to above:
We are acting as counsel to National CineMedia, Inc., a Delaware corporation (the “Company”), in connection with (a) its registration statement on Form S‑3 (File No. 333-265417) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and (b) its registration statement on Form S-3 filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished in connection with the Company’s filing of the 462(b) Registration Statement relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of up to 135,473 shares of the common stock, par value $0.01 per share, of the Company (the “Shares”), comprising shares issuable upon exchange on a one-for-one basis of common membership units of National CineMedia, LLC (“NCM LLC”) held by the selling stockholders pursuant to NCM LLC’s Third Amended and Restated Limited Liability Company Operating Agreement (as amended, the “Operating Agreement”) and the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the 462(b) Registration Statement, (ii) exchange by a selling stockholder of common membership units of NCM LLC in accordance with the Operating Agreement, the Company’s election to settle the exchange in shares, and receipt by the Company from NCM LLC of common membership units and the other consideration specified in the Certificate of Incorporation, and (iii) due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, the Shares will be validly issued, fully paid, and nonassessable.
Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

National CineMedia, Inc.	- 2 -	March 18, 2024

This opinion letter has been prepared for use in connection with the 462(b) Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the 462(b) Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP